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                                                                    EXHIBIT 5.02
                                                                    ------------

                                 March 8, 2000

Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California  94306

Re:  At Home Corporation
$500,000,000 aggregate principal amount of
4 3/4% Convertible Subordinated Debentures due 2006

Ladies and Gentlemen:

  At Home Corporation, a Delaware corporation (the "Company"), is to file today with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to $500,000,000 aggregate principal amount of the Company's 4 3/4% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of Series A common stock of the Company issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture dated as of December 1, 1999 between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture").

  In giving this opinion, we have reviewed copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of all signatures, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of all such documents and all documents submitted to us as original documents and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have assumed that the Indenture constitutes (subject to the same qualifications as are contained in this opinion) the valid and legally binding agreement of the Trustee.

  We are members of the bar of the State of New York, and do not express any opinion herein as to matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

  Based upon the foregoing and the assumption that the Notes have been duly authorized, executed and delivered by the Company, duly authenticated by the Trustee and duly paid for at the time of their original issuance, and subject to the qualifications set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting creditors' rights generally, by general principles of equity (regardless of whether considered in a proceeding at law or in equity), including, without limitation, the availability or unavailability of equitable remedies, and by requirements of reasonableness, good faith and fair dealing.

  We express no opinion as to the shares of Series A common stock of the Company issuable upon conversion of the Notes.

  This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                Very truly yours,
                /s/ WINTHROP, STIMSON, PUTNAM & ROBERTS